ALASKA COMMUNICATIONS SYSTEMS GROUP, INC
POLICY

Post-Employment Stock Incentive Award Vesting Policy	P/P No. 508.1
Prepared by: Human Resources Department	Effective Date:

Supersedes:	June 30, 2011
Approved by:

I. PURPOSE STATEMENT

Provide a clear understanding of the retirement age and death and disability criteria and rules for vesting of incentive award stock grants after termination of employment with Alaska Communications. The retirement criteria in this document are established only to determine what prior stock award grants may vest upon retirement (or death/ disability). This Policy has no applicability to retirement as defined in other plans (such as the IBEW Pension Plan).

II. ORGANIZATIONS AFFECTED

This policy applies to employees of Alaska Communications (hereafter “the Company”) that receive company stock through Incentive Award grants under the 2011 Incentive Award Plan.

III. DEFINITIONS

A.	Retirement Age:

1)	Normal retirement (“Normal Retirement”) age will be based on and determined by the employee’s date of hire or rehire and the years of employment.

a.	For employees beginning employment or rehired on or before June 30th 2011, Normal Retirement age will be at age 58, if the employee has also attained five years of full-time employment with the Company. If the employee has not been employed five full years with the Company by age 58, the employee becomes eligible for Normal Retirement after attaining the minimum age of 58 only at the time five years of full-time employment is also attained.

b.	For employees beginning employment or rehired on or after July 1st 2011, Normal Retirement age will be at age 65, if the employee has also attained five years of full-time employment with the Company. If the employee has not been employed five full years with the Company by age 65, the employee becomes eligible for Normal Retirement after attaining the minimum age of 65 only at the time five years of full-time employment is also attained.

c.	Breaks in employment will not count toward the minimum five years of employment. Credit will be given for any full-time employment served as long as the break in employment does not exceed 3 years.

B. Death or Disability:

1)	In the event of termination of employment due to death or disability, the employee shall automatically be deemed as having attained retirement.

a.	“Death or Disability” shall be defined as:

i.	The employee is dead or declared legally dead by a competent authority, or

ii.	The employee becomes physically or mentally incapacitated and is no longer able to perform the normal duties of his/her position. If the Company and employee disagree about whether the employee is disabled, the employee agrees to submit to examination by an independent physician selected by the Company to make the determination.
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IV.	VESTING and FORFEITURE

Vesting and forfeiture of incentive stock awards following termination of employment due to Normal Retirement or Death or Disability (as defined in this Policy) shall determined as set forth in the employee’s incentive stock Award Agreements.

An employee that does not meet the Normal Retirement (or Death or Disability) criteria at the time of separation of employment will immediately forfeit all unvested stock award grants at the time of the employee’s termination of employment.

V.	PRIOR STOCK INCENTIVE PLAN AWARDS

Grants of stock awards made under a prior Company Stock Incentive Plan (prior to 2011) will continue to be governed by the terms and conditions of the prior plan and any Award Agreements entered into under the prior plan.

IV. POLICY REVIEW

The Human Resources Department is responsible for reviewing and updating this Policy.